Exhibit 23.1
The Board of Directors and Shareholders
Celanese Corporation:
     We consent to the incorporation by reference in this registration statement on Form S-8 of Celanese Corporation of our report dated February 12, 2009, with respect to the consolidated balance sheets of Celanese Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Celanese Corporation.
     Our report dated February 12, 2009 contains explanatory paragraphs related to the Company’s adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, which was adopted during the year ended December 31, 2008, to the Company’s adoption of Financial Standards Board Interpretation No. 48, Accounting for Uncertainties in Income Taxes, which was adopted during the year ended December 31, 2007, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, both of which were adopted during the year ended December 31, 2006.
/s/ KPMG LLP
Dallas, Texas
April 23, 2009